As filed with the Securities and Exchange Commission on September 8, 2005
Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHERIFY WIRELESS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	76-0552098
(State of Incorporation)	(I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201
Redwood Shores, California 94065
Telephone: (650) 551-5200

(Address, including zip code, of Registrant's principal executive offices)

IQ BIOMETRIX, INC. 2004 STOCK PLAN
WHERIFY WIRELESS, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN

(Full title of the plans)

Timothy Neher
Chief Executive Officer
Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, California 94065
Telephone: (650) 551-5200

(Name, address, and telephone number, including area code, of agent for service)

Copy to:
D. Stanley Rowland
Allen Matkins Leck Gamble & Mallory LLP
Three Embarcadero Center, 12th Floor
San Francisco, CA  94111
Tel:  415-273-7443

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

IQ Biometrix, Inc. 2004 Stock Plan Common Stock, $.01 par value (options available for future grant)	2,000,000	$4.29(2)	$8,580,000	$1,009.86
Wherify Wireless, Inc. Amended and Restated 1999 Stock Option Plan Common Stock, $.01 par value (currently outstanding options)	3,977,731(3)	$0.37(4)	$1,471,760	$173.23

(1)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.'
(2)
Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee. Based on the average of the high and low prices per share of the Registrant's common stock as reported on the OTC Bulletin Board on September 6, 2005, because the price at which the options to be granted in the future may be exercised is not currently determinable.

(3)
Represents shares subject to issuance upon the exercise of stock options outstanding under the Wherify Wireless, Inc. (a California corporation) Amended and Restated 1999 Stock Option Plan, and assumed by Registrant pursuant to an Agreement and Plan of Merger dated April 14, 2004, by and among Registrant, Wherify Acquisition, Inc. (a wholly owned subsidiary of Registrant), and Wherify Wireless, Inc., multiplied by the 4.8021 merger exchange ratio.

(4)	Based on the weighted average exercise price for outstanding options of $1.78 per share, divided by the 4.8021 merger exchange ratio.

The Exhibit Index for this Registration Statement follows the signature page.

WHERIFY WIRELESS, INC.
REGISTRATION STATEMENT ON FORM S-8

The purpose of this Registration Statement is to register 2,000,000 shares of Registrant's common stock issuable under its 2004 Stock Plan and 3,977,731 shares of Registrant's common stock issuable upon exercise of outstanding options assumed by Registrant pursuant to an Agreement and Plan of Merger dated April 14, 2004, by and among Registrant, Wherify Acquisition, Inc. (a wholly owned subsidiary of Registrant), and Wherify Wireless, Inc., (a California corporation). The 3,977,731 shares represents the number of shares underlying options granted under the Wherify Wireless, Inc. (a California corporation) Amended and Restated 1999 Stock Option Plan and assumed by registrant, and multiplied by the 4.8021 merger exchange ratio.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this Registration Statement:

1.	Registrant's Prospectus filed pursuant to Rule 424(b)(3) with the Commission on July 6, 2005 (File No. 333-124027).

2.	Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, filed with the Commission on October 1, 2004 (File No. 000-24001).

3.	Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004, filed with the Commission on November 15, 2004 (File No. 000-24001).

4.	Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 2004, filed with the Commission on February 10, 2005 (File No. 000-24001).

5.	Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005, filed with the Commission on May 16, 2005 (File No. 000-24001).

6.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of Registrant's fiscal year ended June 30, 2004.

7.
The description of the Registrant's common stock, $.01 per value, set forth under the caption "Description of Registrant's Securities to be Registered" in the Registrant's Registration Statement on Form 8-A dated April 7, 1998 (which incorporates the description under the caption "Description of Capital Stock" in the Registrant's Registration Statement on Form SB-2 (file no. 333-43379), as filed with the Commission on December 29, 1997, as amended), and all amendments and reports filed thereafter for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which registers all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference (other than information furnished pursuant to Item 2.02 or 7.01 on Form 8-K, unless otherwise indicated therein) in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall be adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

Article Nine of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article IV of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, in any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.    EXHIBITS

Exhibit Number	Document
5.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP

10.1	IQ Biometrix, Inc. 2004 Stock Plan

10.2	Wherify Wireless, Inc. (a California corporation) Amended and Restated 1999 Stock Option Plan

23.1	Consent of Allen Matkins Leck Gamble & Mallory LLP (included as part of Exhibit 5.1 hereto)

23.2	Consent of Malone & Bailey, PC

23.3	Consent of Paritz & Company

24.1	Power of Attorney (included at page 4 of the Registration Statement)

ITEM 9.    UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Wherify Wireless, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood Shores, State of California, on the 8thday of  September, 2005.

Wherify Wireless, Inc. (a Delaware corporation)

By:	/s/ Timothy Neher
Timothy Neher
Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Timothy Neher, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Timothy Neher
Timothy Neher	Chief Executive Officer and Director (Principal Executive Officer)	September 8, 2005
/s/ John Davis
John Davis	Chief Financial Officer (Principal Accounting Officer)	September 8, 2005
/s/ William Scigliano
William Scigliano	Chairman of the Board of Directors	September 6, 2005
/s/ Reginald Brown
Reginald Brown	Director	September 8, 2005
/s/ Wade Fenn
Wade Fenn	Director	September 8, 2005
/s/ John Micek III
John Micek III	Director	September 8, 2005

EXHIBIT INDEX

Exhibit Number	Document
5.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP

10.1	IQ Biometrix, Inc. 2004 Stock Plan

10.2	Wherify Wireless, Inc., (a California Corporation) Amended and Restated 1999 Stock Option Plan

23.1	Consent of Allen Matkins Leck Gamble & Mallory LLP (included as part of Exhibit 5.1 hereto)

23.2	Consent of Malone & Bailey, PC

23.3	Consent of Paritz & Company

24.1	Power of Attorney (included at page 4 of the Registration Statement)